Exhibit 99.1

Amarin Reports Third Quarter 2016 Financial Results

and Provides Update on Operations

Third Quarter Net Product Revenue Up 52% vs. Prior Year Period

Maintaining Guidance on 2016 Net Product Revenue at $112-$125 Million;

Anticipate Upper Half of Range

Management to Host Conference Call at 7:30 a.m. ET Today

BEDMINSTER, N.J., and DUBLIN, Ireland, November 3, 2016 — Amarin Corporation plc (NASDAQ: AMRN), a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health, today announced financial results for the three and nine months ended September 30, 2016, and provided an update on company operations.

Key Amarin achievements since June 30, 2016 include:

•	Revenue growth: Recognized $32.4 million in net product revenue from Vascepa® (icosapent ethyl) sales in Q3 2016 compared to $21.3 million in Q3 2015, an increase of 52%.

•	Prescription growth: Increased normalized prescriptions, based on data from Symphony Health Solutions and IMS Health, by 54% and 56%, respectively, compared to Q3 2015.

•	R&D progress: REDUCE-IT cardiovascular outcomes study continues to track towards achieving, before the end of 2017, the onset of the targeted 1,612 aggregate primary cardiovascular events for completion of the study. As expected, no modification to the study was recommended based on the first pre-specified interim efficacy analysis, the “60% review” as completed in September by the study’s independent data monitoring committee (DMC).

•	Vascepa franchise extension: Announced the introduction, beginning in October, of a smaller 0.5-gram capsule size for Vascepa that is now available in retail pharmacies nationwide. The smaller capsule is in addition to the original and currently available 1-gram size Vascepa capsule as an alternative for the subset of patients who prefer a smaller capsule.

•	Strengthened balance sheet: Through an equity financing of approximately $65 million in August 2016 followed by a mandatory exchange of $150 million in previously outstanding debt, Amarin strengthened its balance sheet to support completion of the REDUCE-IT trial while remaining on course to become cash flow positive in 2017 from commercial operations, excluding REDUCE-IT costs, interest and royalties.

“Q3 2016 was another quarter of considerable progress for Amarin. Prescription growth for Vascepa was again greater than 50% compared to the corresponding period of last year. REDUCE-IT continues to progress as expected and is now approximately one year from reaching the onset of 1,612 primary cardiovascular events which is the completion target for the study. We are pleased that over

100,000 patients are currently using Vascepa each month to support their health,” stated John F. Thero, president and chief executive officer. “We are working to increase usage of Vascepa based on the drug’s already established positive efficacy, safety and tolerability profile while increasingly preparing for a market expanding opportunity for Vascepa upon achieving anticipated successful results in the REDUCE-IT study.”

Commercial Update

During the third quarter, Amarin continued to see substantial prescription growth and steady increases in prescription omega-3 and non-statin market share, particularly among detailed physicians. Vascepa growth continues to be driven by focused message delivery, compelling supportive data and improved managed care coverage.

Amarin recorded net product revenue of $32.4 million and $21.3 million during the three months ended September 30, 2016 and 2015, respectively, an increase of $11.1 million, or 52%. This increase in revenue was driven primarily by an increase in estimated normalized total Vascepa prescriptions. Based on data provided by Symphony Health Solutions and IMS Health, estimated normalized Vascepa prescriptions totaled approximately 260,000 and 274,000, respectively, for the three months ended September 30, 2016. These prescription levels represent growth of approximately 54% and 56%, respectively, from prior year levels, and approximately 13% and 10%, respectively, compared to Q2 2016.

Inventory levels at wholesalers tend to fluctuate based on seasonal factors, prescription trends and other factors. The level of inventories held by Amarin’s distributors as of September 30, 2016 decreased as compared to inventories held at the beginning of the quarter calculated based on estimated days of Vascepa sales on hand. Amarin estimates that product revenues during the quarter ended September 30, 2016 were negatively impacted by approximately $0.5 million to $0.8 million due to a net overall decrease in distributor inventory levels during the quarter. The decrease in distributor inventory levels during the quarter ended September 30, 2016 follows an estimated $2.9 million to $3.2 million increase in the quarter ended June 30, 2016.

REDUCE-IT Trial Progressing on Schedule

The REDUCE-IT cardiovascular outcomes trial continues to progress on schedule. Amarin expects the onset of the final primary cardiovascular event to occur in or about the fourth quarter of 2017 with the publication of results anticipated in 2018. The 8,175-patient outcomes study is evaluating whether treatment with Vascepa reduces cardiovascular events in patients who despite stabilized statin therapy have elevated triglyceride levels and other cardiovascular risk factors. The results of this important trial, if successful, could lead to improved medical care for tens of millions of patients. The primary endpoint of this global, double-blind study is the time to the first occurrence of a composite of major adverse cardiovascular events (MACE) and results will be compared between the Vascepa and placebo groups. The study is being conducted under a Special Protocol Assessment (SPA) agreement with the FDA.

The first interim efficacy and safety analysis by the DMC concluded in September 2016 after the occurrence of approximately 60% of targeted primary events. As expected, the DMC recommended that the trial continue as planned without modification. Preparations for the second planned interim efficacy analysis will be triggered by the onset of approximately 80% of the target aggregate number of primary cardiovascular events in the study. Based on historical event rates, Amarin anticipates that the onset of approximately 80% of events will occur in the first half of 2017, with the second pre-specified interim efficacy and safety analysis by the DMC expected in or about Q3 2017. As is typical of interim analyses, the statistical threshold for defining overwhelming efficacy on the primary endpoint that would call for stopping the study early in connection with such analysis is considerably higher than the threshold for defining statistical significance after the expected completion of the study. Accordingly, Amarin continues to expect that the 80% interim analysis will result in a recommendation by the DMC to continue the REDUCE-IT study as planned to completion of 100% planned events.

Amarin will remain blinded to results of the REDUCE-IT study until after the study is stopped and the database is locked at either the second interim analysis or at the final analysis.

Financial Update

Net product revenue for the three months ended September 30, 2016 and 2015 was $32.4 million and $21.3 million, respectively. Net product revenue for the nine months ended September 30, 2016 and 2015 was $90.6 million and $54.6 million, respectively. These increases in net product revenue were primarily attributable to increases both in new and recurring prescriptions of Vascepa driven by increased sales productivity.

In addition, Amarin recognized licensing revenue of $0.8 million and $0.5 million in the nine months ended September 30, 2016 and 2015, respectively, related to agreements for the commercialization of Vascepa outside the United States. Amarin’s partners for China and for the Middle East and North Africa are working towards regulatory approval of Vascepa in their respective territories.

Cost of goods sold for the three months ended September 30, 2016 and 2015 was $8.5 million and $7.5 million, respectively. Cost of goods sold for the nine months ended September 30, 2016 and 2015 was $24.2 million and $19.5 million, respectively. Gross margin on product sales improved to 74% and 73% in the three and nine months ended September 30, 2016, respectively, as compared to 65% and 64% in the three and nine months ended September 30, 2015, respectively. The improvement in gross margin on product sales was primarily driven by lower active pharmaceutical ingredient cost.

Selling, general and administrative (SG&A) expenses in the nine months ended September 30, 2016 and 2015 were $80.1 million and $77.5 million, respectively. The increase in SG&A expenses primarily reflects an increase in co-promotion fees payable to Kowa Pharmaceuticals America, Inc.

Research and development expenses in the nine months ended September 30, 2016 and 2015 were $39.8 million and $37.7 million, respectively. This increase in expenses was primarily driven by quarterly variability in costs related to the REDUCE-IT study.

Under GAAP, Amarin reported a net loss applicable to common shareholders of $15.8 million in the third quarter of 2016, or basic and diluted loss per share of $0.08. This net loss included $3.4 million in non-cash stock-based compensation expense and a $3.6 million non-cash gain on the change in fair value of derivatives. Amarin reported a net loss applicable to common shareholders of $32.3 million in the third quarter of 2015, or basic and diluted loss per share of $0.18. This net loss included $3.9 million in non-cash stock-based compensation expense, a $0.2 million non-cash loss on the change in fair value of derivatives, and a $1.6 million charge for a non-cash deemed dividend for accounting purposes.

Under GAAP, Amarin reported a net loss applicable to common shareholders of $58.9 million in the nine months ended September 30, 2016, or basic and diluted loss per share of $0.31. This net loss included $10.4 million in non-cash stock-based compensation expense and an $8.2 million non-cash gain on the change in fair value of derivatives. For the nine months ended September 30, 2015, Amarin reported a net loss applicable to common shareholders of $127.2 million, or basic and diluted loss per share of $0.71. This net loss included $10.2 million in non-cash stock-based compensation expense, a $0.4 million non-cash loss on the change in fair value of derivatives, and $33.9 million in charges for non-cash deemed dividends for accounting purposes.

Excluding non-cash gains or losses for stock-based compensation, change in fair value of derivatives, and the non-cash deemed dividend, non-GAAP adjusted net loss was $16.0 million for the third quarter of 2016, or non-GAAP adjusted basic and diluted loss per share of $0.08, compared to non-GAAP adjusted net loss of $26.5 million for the third quarter of 2015, or non-GAAP adjusted basic and diluted loss per share of $0.14.

Excluding non-cash gains or losses for stock-based compensation, warrant compensation, change in fair value of derivatives, and the non-cash deemed dividends, non-GAAP adjusted net loss was $56.7 million for the nine months ended September 30, 2016, or non-GAAP adjusted basic and diluted loss per share of $0.29, compared to non-GAAP adjusted net loss of $82.8 million for the nine months ended September 30, 2015, or non-GAAP adjusted basic and diluted loss per share of $0.46.

Amarin reported cash and cash equivalents of $117.6 million as of September 30, 2016. The cash balance includes an increase of $64.6 million in net proceeds from an equity financing completed in August. The primary purpose of that financing was to fund REDUCE-IT to completion. During the quarter ended September 30, 2016, net cash used in operating activities, including REDUCE-IT costs, was $18.7 million, or approximately $2.7 million excluding REDUCE-IT costs, interest and royalties. As of September 30, 2016, the company had $17.5 million in net accounts receivable ($22.5 million in gross accounts receivable before allowances and reserves) and $19.8 million in inventory.

As of September 30, 2016, Amarin had approximately 269.2 million American Depository Shares (ADSs) and ordinary shares outstanding, 32.8 million common share equivalents of Series A Convertible Preferred Shares outstanding and approximately 21.2 million equivalent shares underlying stock options at a weighted-average exercise price of $3.36, as well as 10.3 million equivalent shares underlying restricted or deferred stock units.

Conference call and webcast information

Amarin will host a conference call at 7:30 a.m. ET today, November 3, 2016. The call will be webcast live with slides and accessible through the investor relations section of the company’s website at www.amarincorp.com, or via telephone by dialing 877-407-8033 within the United States or 201-689-8033 from outside the United States. A replay of the call will be made available for a period of two weeks following the conference call. To hear a replay of the call, dial 877-660-6853 (inside the United States) or 201-612-7415 (outside the United States). A replay of the call will also be available through the company’s website shortly after the call. For both dial-in numbers please use conference ID 13649077.

Use of non-GAAP adjusted financial information

Included in this press release and the conference call referenced above are non-GAAP adjusted financial information as defined by U.S. Securities and Exchange Commission Regulation G. The GAAP financial measure most directly comparable to each non-GAAP adjusted financial measure used or discussed, and a reconciliation of the differences between each non-GAAP adjusted financial measure and the comparable GAAP financial measure, is included in this press release after the condensed consolidated financial statements.

Non-GAAP adjusted net loss was derived by taking GAAP net loss and adjusting it for non-cash gains or losses for stock-based compensation, warrant compensation, change in fair value of derivatives, and non-cash deemed dividends. Management uses these non-GAAP adjusted financial measures for internal reporting and forecasting purposes, when publicly providing its business outlook, to evaluate the company’s performance and to evaluate and compensate the company’s executives. The company has provided these non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP adjusted financial measures provide investors with a better understanding of the company’s historical results from its core business operations.

While management believes that these non-GAAP adjusted financial measures provide useful supplemental information to investors regarding the underlying performance of the company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future.

About Amarin

Amarin Corporation plc is a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health. Amarin’s product development program leverages its extensive experience in lipid science and the potential therapeutic benefits of polyunsaturated fatty acids. Amarin’s clinical program includes a commitment to an ongoing outcomes study. Vascepa® (icosapent ethyl), Amarin’s first FDA approved product, is a highly-pure, omega-3 fatty acid product available by prescription. For more information about Vascepa visit www.vascepa.com. For more information about Amarin visit www.amarincorp.com.

About VASCEPA® (icosapent ethyl) capsules

VASCEPA® (icosapent ethyl) capsules are a single-molecule prescription product consisting of 1-gram or 0.5-gram of the omega-3 acid commonly known as EPA in ethyl-ester form. Vascepa is not fish oil, but is derived from fish through a stringent and complex FDA-regulated manufacturing process designed to effectively eliminate impurities and isolate and protect the single molecule active ingredient. Vascepa is known in scientific literature as AMR101.

FDA-approved Indication and Usage

•	VASCEPA® (icosapent ethyl) is indicated as an adjunct to diet to reduce triglyceride (TG) levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia.

•	The effect of VASCEPA on the risk for pancreatitis and cardiovascular mortality and morbidity in patients with severe hypertriglyceridemia has not been determined.

Important Safety Information for VASCEPA

•	VASCEPA is contraindicated in patients with known hypersensitivity (e.g., anaphylactic reaction) to VASCEPA or any of its components.

•	Use with caution in patients with known hypersensitivity to fish and/or shellfish.

•	The most common reported adverse reaction (incidence >2% and greater than placebo) was arthralgia (2.3% for Vascepa, 1.0% for placebo). There was no reported adverse reaction >3% and greater than placebo.

•	Patients receiving treatment with VASCEPA and other drugs affecting coagulation (e.g., anti-platelet agents) should be monitored periodically.

•	In patients with hepatic impairment, monitor ALT and AST levels periodically during therapy.

•	Patients should be advised to swallow VASCEPA capsules whole; not to break open, crush, dissolve, or chew VASCEPA.

•	Adverse events and product complaints may be reported by calling1-855-VASCEPA or the FDA at 1-800-FDA-1088.

FULL VASCEPA PRESCRIBING INFORMATION CAN BE FOUND AT WWW.VASCEPA.COM.

Vascepa has been approved for use by the United States Food and Drug Administration (FDA) as an adjunct to diet to reduce triglyceride levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia. Vascepa is under various stages of development for potential use in other indications that have not been approved by the FDA. Nothing in this press release should be construed as promoting the use of Vascepa in any indication that has not been approved by the FDA.

Forward-looking statements

This press release contains forward-looking statements, including statements about the future commercialization of Vascepa; expectations regarding TRx trends and wholesaler inventory levels; expectations regarding Vascepa sales, revenue, costs and other financial metrics; expectations related to Amarin’s anticipated financial position and outlook in 2016 and the years that follow such as the company’s potential to be cash flow positive from commercial operations in 2017; expectations for event rates, interim data reviews, results and related announcements with respect to Amarin’s REDUCE-IT cardiovascular outcomes study; expectations related to the interim and final outcome of the REDUCE-IT study and the anticipated successful completion of the REDUCE-IT study; and statements regarding the potential efficacy, safety and therapeutic benefits of Vascepa. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. In particular, as disclosed in filings with the U.S. Securities and Exchange Commission, these risks and uncertainties include the following: Amarin’s ability to effectively commercialize Vascepa will depend in part on its ability to continue to effectively finance its business (including the REDUCE-IT study), is based on management’s current expectations concerning TRx trends and wholesaler inventory levels, which tend to fluctuate based on seasonal factors, prescription trends and other factors and accordingly may be lower in subsequent periods, efforts of third parties, its ability to create market demand for Vascepa through education, marketing and sales activities, to achieve market acceptance of Vascepa, to receive adequate levels of reimbursement from third-party payers, to develop and maintain a consistent source of commercial supply at a competitive price, to comply with legal and regulatory requirements in connection with the sale and promotion of Vascepa and to maintain patent protection for Vascepa. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: uncertainties associated generally with research and development, clinical trials and related regulatory approvals; the risk that historical REDUCE-IT clinical trial event rates may not be predictive of future results and related cost may increase beyond expectations; the risk that future litigation, court decisions and interpretation and interactions with regulatory authorities may impact Vascepa marketing and sales rights and efforts; the risk that Vascepa may not show clinically meaningful effects in REDUCE-IT or support regulatory approvals for cardiovascular risk reduction; and the risk that patents may not be upheld in patent litigation and applications may not result in issued patents. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Amarin undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Important information regarding prescription data and product revenue

The historical prescription data provided in this press release is based on data published by third parties. References to normalized prescriptions equate to one month’s supply of 1-gram Vascepa capsules (120 count). Although Amarin believes these data are prepared on a period to period basis in a manner that is generally consistent and that such results are indicative of current prescription trends, these data are based on estimates and should not be relied upon as definitive. These data may overstate or understate actual prescriptions. Based on other data available to Amarin and the history of such third-party prescription estimates in similar stages of launch of other pharmaceutical products, Amarin believes that the trends provided by this information can be useful to gauge current prescription levels. There is a limited amount of information available to determine the actual number of total prescriptions for prescription products like Vascepa. Amarin believes that investors should view these data with caution, as data for this single and limited period may not be representative of a trend consistent with the results presented or otherwise predictive of future results. Seasonal fluctuations in pharmaceutical sales may affect future prescription trends of Vascepa on a monthly and quarterly basis, for example, as could changes in prescriber sentiment and other factors. Amarin believes investors should consider its results during this quarter together with its results over several future quarters, or longer, and in light of seasonal fluctuations before making an assessment about potential future performance. The commercialization and co-promotion of a new pharmaceutical product are complex undertakings, and Amarin’s ability to effectively and profitably commercialize Vascepa will depend in part on its ability to continue to generate market demand for Vascepa through education, marketing and sales activities, its ability to achieve market acceptance of Vascepa, its ability to generate product revenue and its ability to receive adequate levels of reimbursement from third-party payers and its ability to benefit from continued contributions of its Vascepa co-promotion partner, Kowa Pharmaceuticals America, Inc. See “Risk Factors—Risks Related to the Commercialization and Development of Vascepa” included in Part II, Item 1A. Risk Factors in Amarin’s most recent Quarterly Report on Form 10-Q.

Availability of other information about Amarin

Investors and others should note that we communicate with our investors and the public using our company website (www.amarincorp.com), our investor relations website (http://www.amarincorp.com/investor-splash.html), including but not limited to investor presentations and investor FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that we post on these channels and websites could be deemed to be material information. As a result, we encourage investors, the media, and others interested in Amarin to review the information that we post on these channels, including our investor relations website, on a regular basis. This list of channels may be updated from time to time on our investor relations website and may include social media channels. The contents of our website or these channels, or any other website that may be accessed from our website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Amarin contact information:

Investor Relations:

Gene Mack

Investor Relations and Corporate Communications

Amarin Corporation plc

In U.S.: +1 (908) 719-1315

investor.relations@amarincorp.com

Lee M. Stern

Trout Group

In U.S.: +1 (646) 378-2992

lstern@troutgroup.com

Media Inquiries:

Kristie Kuhl

Finn Partners

In U.S.: +1 (212) 583-2791

Kristie.kuhl@finnpartners.com

CONSOLIDATED BALANCE SHEET DATA

(U.S. GAAP)

Unaudited

	September 30, 2016	December 31, 2015
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$117,562	$106,961
Restricted cash	600	600
Accounts receivable, net	17,504	13,826
Inventory	19,773	18,985
Prepaid and other current assets	5,741	3,152

Total current assets	161,180	143,524

Property, plant and equipment, net	102	243
Deferred tax assets	23,006	19,872
Other long-term assets	682	174
Intangible asset, net	8,933	9,417

TOTAL ASSETS	$193,903	$173,230

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$6,864	$10,832
Accrued expenses and other current liabilities	38,334	24,226
Current portion of exchangeable senior notes, net of discount	15,273	2,266
Current portion of long-term debt from royalty-bearing instrument	13,471	12,476
Deferred revenue, current	1,172	923

Total current liabilities	75,114	50,723

Long-Term Liabilities:
Exchangeable senior notes, net of discount	—	136,734
Long-term debt from royalty-bearing instrument	88,645	91,512
Long-term debt derivative liabilities	—	8,170
Deferred revenue, long-term	14,236	13,308
Other long-term liabilities	731	335

Total liabilities	178,726	300,782

Stockholders’ Equity (Deficit):
Preferred stock	24,364	24,364
Common stock	207,023	149,978
Additional paid-in capital	961,691	816,171
Treasury stock	(1,350)	(411)
Accumulated deficit	(1,176,551)	(1,117,654)

Total stockholders’ equity (deficit)	15,177	(127,552)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$193,903	$173,230

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(U.S. GAAP)

Unaudited

	Three months ended September 30, (in thousands, except per share amounts)		Nine months ended September 30, (in thousands, except per share amounts)
	2016	2015	2016	2015
Product revenue, net	$32,441	$21,320	$90,563	$54,585
Licensing revenue	293	163	825	538

Total revenue, net	32,734	21,483	91,388	55,123
Less: Cost of goods sold	8,451	7,478	24,208	19,486

Gross margin	24,283	14,005	67,180	35,637

Operating expenses:
Selling, general and administrative (1)	26,061	26,727	80,147	77,522
Research and development (1)	13,490	13,092	39,798	37,715

Total operating expenses	39,551	39,819	119,945	115,237

Operating loss	(15,268)	(25,814)	(52,765)	(79,600)

Gain (loss) on change in fair value of derivative liabilities (2)	3,610	(230)	8,170	(366)
Interest expense, net	(5,051)	(5,061)	(16,253)	(14,753)
Other expense, net	(78)	(102)	(381)	(135)

Loss from operations before taxes	(16,787)	(31,207)	(61,229)	(94,854)
Benefit from income taxes	1,015	532	2,332	1,541

Net loss	(15,772)	(30,675)	(58,897)	(93,313)
Preferred stock purchase option	—	—	—	(868)
Preferred stock beneficial conversion features	—	(1,646)	—	(32,987)

Net loss applicable to common shareholders	$(15,772)	$(32,321)	$(58,897)	$(127,168)

Loss per share:
Basic	$(0.08)	$(0.18)	$(0.31)	$(0.71)
Diluted	$(0.08)	$(0.18)	$(0.31)	$(0.71)

Weighted average shares:
Basic	209,149	183,245	192,618	179,780
Diluted	209,149	183,245	192,618	179,780

(1)	Excluding non-cash stock-based compensation, selling, general and administrative expenses were $23,215 and $23,613 for the three months ended September 30, 2016 and 2015, respectively, and research and development expenses were $12,922 and $12,287, respectively, for the same periods. Excluding non-cash stock-based compensation as well as co-promotion fees paid to our U.S. co-promotion partner, selling, general and administrative expenses were $18,657 and $21,536 for the three months ended September 30, 2016 and 2015, respectively.
(2)	Non-cash gains and losses result from changes in the fair value of a warrant derivative liability, long-term debt derivative liabilities, and a preferred stock purchase option derivative liability.

RECONCILIATION OF NON-GAAP NET LOSS

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
	2016	2015	2016	2015
Net loss for EPS[1] - GAAP	$(15,772)	$(32,321)	$(58,897)	$(127,168)
Stock-based compensation expense	3,414	3,919	10,376	10,177
Warrant compensation income	—	—	—	(9)
(Gain) loss on change in fair value of derivatives	(3,610)	230	(8,170)	366
Preferred stock purchase option	—	—	—	868
Preferred stock beneficial conversion features	—	1,646	—	32,987

Adjusted net loss for EPS[1] - non GAAP	$(15,968)	$(26,526)	$(56,691)	$(82,779)

[1]basic and diluted

Loss per share:
Basic and diluted - non GAAP	$(0.08)	$(0.14)	$(0.29)	$(0.46)

Weighted average shares:
Basic and diluted	209,149	183,245	192,618	179,780